PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-267915

ASCENT SOLAR TECHNOLOGIES, INC.

1,013,595 Shares of Common Stock and 1,415,095 Shares of Common Stock Issuable on Exercise of Warrants Offered by the Selling Stockholders

This prospectus relates to the resale by the selling stockholders identified in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, from time to time of up to 2,428,690 shares of our common stock, par value $0.0001 per share, consisting of (i) 1,013,595 shares of common stock issued and outstanding (“Common Stock”), and (ii) 1,415,095 shares of common stock issuable upon exercise of certain warrants (the “Warrants”) originally issued to the selling stockholder in a private placement transaction. We are registering these shares on behalf of the selling stockholders to satisfy certain registration rights that we have granted to the selling stockholders. On August 19, 2022, we sold to the applicable selling stockholder, in a private placement, the Common Stock and the Warrants for aggregate consideration of $5,000,000 pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) with the applicable selling stockholder. The issuance of the shares the Common Stock and the Warrants was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving a public offering under Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder. Pursuant to the Securities Purchase Agreement, at closing, the Company (i) received $4 million of gross cash proceeds from selling stockholder and (ii) an outstanding $1 million Bridge Promissory Note (the “Bridge Promissory Note”) held by the selling stockholder was automatically cancelled and converted into Common Stock and Warrants in accordance with the terms of such Bridge Promissory Note. In addition, certain shares of Common Stock were issued to the selling stockholder on conversion of a convertible promissory note previously held by the selling stockholder.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders, except with respect to amounts received by us upon exercise of the Warrants.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “ASTI.” The closing price of our stock on October 28, 2022 was $2.87 per share. You are urged to obtain current market quotations for the common stock.

Our registration of the securities covered by this prospectus does not mean that either we or the selling stockholders will issue, offer or sell, as applicable, any of the securities. The selling stockholders may sell all or a portion of the shares of common stock being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. For more information, see “Plan of Distribution”.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay or assume any discounts, commissions, or fees of underwriters, selling brokers or dealer managers incurred in connection with their sales of the shares.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 3 of this prospectus, and beginning on page 9 of our Annual Report on Form 10-K for the year ended December 31, 2021, and beginning on page 23 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, both of which are incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent Annual or Quarterly Reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2022

ASCENT SOLAR TECHNOLOGIES, INC.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, references in this prospectus to the terms “we,” “us,” “our,” “Ascent,” “Ascent Solar” or the “Company” mean Ascent Solar Technologies, Inc.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, on a continuous basis, in one or more offerings, sell or otherwise dispose of up to 2,428,690 shares of common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. You should read the additional information described under “Where You Can Find More Information” and “Information we Incorporate by Reference.”

We will not receive any proceeds from the sale or other disposition of the shares of common stock registered hereunder, except with respect to amounts received by us upon exercise of the Warrants.

SUMMARY

This summary only highlights selected information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in, or incorporated by reference into this prospectus, before investing. In this prospectus, unless otherwise specified, the terms “we,” “us,” “our,” “Ascent,” “Ascent Solar” or the “Company” mean Ascent Solar Technologies, Inc.

Certain financial information contained in this prospectus has been rounded and, as a result, certain totals shown in this prospectus may not equal the arithmetic sum of the figures that should otherwise aggregate to those totals.

General

Ascent Solar was formed in October 2005 as a spinoff from technology incubator, ITN Energy Systems, Inc. (“ITN”), of its Advanced Photovoltaic Division and all of that division’s key personnel and core technologies, to commercialize flexible photovoltaic (“PV”) modules using our proprietary, monolithic integration thin-film technology. The technology was initially developed at ITN beginning in 1994 and subsequently assigned and licensed to us at formation in 2005. Our proprietary manufacturing process deposits multiple layers of materials, including a thin film of highly efficient copper-indium-gallium-diselenide (“CIGS”) semiconductor material, on a flexible, lightweight, high tech plastic substrate, using a roll-to-roll manufacturing process followed by laser patterning the layers to create interconnected PV cells, or PV modules, in a process known as monolithic integration. We believe that our unique technology and manufacturing process, which results in a much lighter, flexible yet durable module package, provides us with unique market opportunities relative to both the crystalline silicon (“c-Si”) based PV manufacturers that currently lead the PV market, as well as other thin film PV manufacturers that use substrate materials such as glass, stainless steel or other metals that can be heavier and more rigid than plastics.

We believe that the use of CIGS on a flexible, durable, lightweight, high-tech plastic substrate will allow for unique and seamless integration of our PV modules into a variety of applications such as aerospace, defense, transportation, electronic products, off-grid structures and building integrated, as well as other products and applications that may emerge. For markets that place a high premium on weight, such as defense, space, near space, and aeronautic markets, we believe our materials provide attractive increases in power-to-weight ratio (specific power), and that our materials have superior specific power and voltage-to-area ratios than competing flexible PV thin-film technologies. These metrics will be critical as we position ourselves to compete in challenging high value markets, such as aerospace, where Ascent Solar products can be integrated into satellites, near earth orbiting vehicles, airships and fixed wing unmanned aerial vehicles (“UAV”).

Corporate Information

We were incorporated under the laws of Delaware in October 2005. Our principal business office is located at 12300 Grant Street, Thornton, Colorado 80241, and our telephone number is (720) 872-5000. Our website address is www.ascentsolar.com. Information contained on our website or any other website does not constitute, and should not be considered, part of this prospectus.

The Offering

Common stock offered by selling stockholders	Up to 2,428,690 shares of our common stock

Offering price per share of common stock

The selling stockholders may sell all or a portion of the shares of common stock being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution” on page 18 of this prospectus.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this prospectus. We will receive up to an aggregate of approximately $7.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Selling stockholders	See “Principal and Selling Stockholders” on page 16 of this prospectus.

Nasdaq Capital Market symbol	ASTI

Risks

You should carefully consider the risks set forth in the section entitled “Risk Factors” beginning on page 2 of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment, read the “Risk Factors,” which begin on page 2 of this prospectus, and beginning on page 9 of our Annual Report on Form 10-K for the year ended December 31, 2021 and beginning on page 23 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, both of which are incorporated herein by reference, as amended or supplemented from time to time by any risk factors we include in subsequent Annual or Quarterly Reports on Form 10-K or 10-Q, respectively, and incorporated herein by reference.

For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Information we Incorporate by Reference.” If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations, as well as the value of an investment in our securities, could be materially and adversely affected. In that case, you might lose all or part of the value of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, which reflect our current views with respect to future events and financial performance, and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purpose of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “foresees,” “likely,” “may,” “should,” “goal,” “target,” and variations of such words or similar expressions are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Factors you should consider that could cause these differences are:

•	The impact of the COVID-19 pandemic on our business, results of operations, cash flows, financial condition and liquidity;
•	Our operating history and lack of profitability;
•	Our ability to develop demand for, and sales of, our products;
•	Our ability to attract and retain qualified personnel to implement our business plan and corporate growth strategies;
•	Our ability to develop sales, marketing and distribution capabilities;
•

Our ability to successfully develop and maintain strategic relationships with key partners, including OEMs, system integrators, distributors, and e-commerce companies, who deal directly with end users in our target markets;

•	The accuracy of our estimates and projections;
•	Our ability to secure additional financing to fund our short-term and long-term financial needs;
•	Our ability to maintain the listing of our common stock on the Nasdaq Capital Market;
•	The commencement, or outcome, of legal proceedings against us, or by us, including ongoing ligation proceedings;
•	Changes in our business plan or corporate strategies;
•	The extent to which we are able to manage the growth of our operations effectively, both domestically and abroad, whether directly owned or indirectly through licenses;
•	The supply, availability and price of equipment, components and raw materials, including the elements needed to produce our photovoltaic modules;

•	Our ability to expand and protect the intellectual property portfolio that relates to our consumer electronics, photovoltaic modules and processes;
•	Our ability to implement remediation measures to address material weaknesses in internal control;
•	General economic and business conditions, and in particular, conditions specific to consumer electronics and the solar power industry; and
•	Other risks and uncertainties discussed in greater detail in the section captioned “Risk Factors.”

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances after the date made, or to reflect the occurrence of unanticipated events, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. All proceeds from the sale of such shares will be for the account of the selling stockholders.

We will receive up to an aggregate of approximately $7.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares of common stock offered by this prospectus. The selling stockholders will pay or assume any discounts, commissions, or fees of underwriters, selling brokers or dealer managers incurred in connection with their sales of the shares.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell all or a portion of the shares of common stock being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution.”

Our common stock is quoted on the Nasdaq Capital Market under the symbol “ASTI.”

DILUTION

The selling stockholders are offering for resale shares of common stock that are currently outstanding and shares of common stock issuable upon exercise of the Warrants.

PRINCIPAL AND SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders identified in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, from time to time of up to 2,428,690 shares of our common stock, par value $0.0001 per share, consisting of (i) 1,013,595 shares of common stock issued and outstanding (“Common Stock”), and (ii) 1,415,096 shares of common stock issuable upon exercise of certain warrants (the “Warrants”) originally issued to the selling stockholder in a private placement transaction. On August 19, 2022, we sold to the applicable selling stockholder, in a private placement, the Common Stock and the Warrants for aggregate consideration of $5,000,000, consisting of (i) $4 million of gross cash proceeds from selling stockholder and (ii) an outstanding $1 million Bridge Promissory Note held by the selling stockholder was automatically cancelled and converted into Common Stock and Warrants in accordance with the terms of such Bridge Promissory Note. In addition, certain shares of Common Stock were issued to the selling stockholder on conversion of a convertible promissory note previously held by the selling stockholder. The selling stockholders may sell some, all or none of the shares of common stock. We cannot estimate or predict how long the selling stockholders will hold shares of common stock before selling them, and we have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock as of October 18, 2022 by:

•	the selling stockholders;
•	each person known to us to be a beneficial owner of more than five percent of the outstanding shares of common stock;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power and all shares issuable upon exercise of options or the vesting of restricted stock within 60 days. We have based percentage ownership on 33,930,812 shares of our common stock issued and outstanding as of October 18, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to Warrants, options or other rights held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

The address for each director or named executive officer is c/o Ascent Solar Technologies, Inc., 12300 Grant Street, Thornton, Colorado 80241.

	Prior to Offering		After Offering
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock
Selling Stockholders
Lucro Investments VCC-ESG Opportunities Fund(1)	2,428,690	6.9%	0	0%
Directors and Executive Officers
Jeffrey A. Max(2)	0	0%	0	0%
Michael J. Gilbreth	0	0%	0	0%
Forrest Reynolds	0	0%	0	0%
Louis Berezovsky	0	0%	0	0%
Michael French	0	0%	0	0%
Felix T. Mantke	0	0%	0	0%
David Peterson(3)	0	0%	0	0%
All officers and directors as a group (7 individuals)	0	0%	0	0%
Additional 5% Stockholders
Crowdex Investments, LLC(4)	5,545,042	16.3%	5,545,042	16.3%
BD 1 Investment Holding, LLC(5)	15,933,334	47.0%	15,933,334	47.0%
Nanyang Investment Management Pte. Ltd.(6)	3,000,000	8.8%	3,000,000	8.8%
TubeSolar AG(7)	4,958,927	14.6%	4,958,927	14.6%

*		Less than 1%.

(1)

The address for Lucro Investments VCC-ESG Opportunities Fund is 10 Anson Road, #16-06 International Plaza, Singapore 079903. Consists of (i) 1,013,595 outstanding shares of common stock, and (ii) 1,415,095 shares of common stock issuable upon exercise of outstanding warrants to acquire shares of common stock.

(2)

Does not include 3,534,591 shares underlying outstanding restricted stock units (“RSUs”) held by Mr. Max. Such RSUs are deemed not to be beneficially owned because none will be vested and settled within the next 60 days.

(3)		Mr. Peterson is the manager of Crowdex Investments, LLC (“Crowdex”). Mr. Peterson disclaims beneficial ownership of any securities owned by Crowdex.

(4)		The address of Crowdex is 1675 South State Street, Suite B, Kent County, Delaware 19901. Bernd Förtsch is the 100% indirect beneficial owner of Crowdex.

(5)		The address of BD 1 Investment Holding, LLC is 1675 South State Street, Suite B, Kent County, Delaware 19901. Johannes Kuhn and Ute Kuhn are the beneficial owners of BD1.

(6)		The address of Nanyang Investment Management Pte Ltd. is 25 Cantonment Road, Singapore 089744.

(7)		The address for TubeSolar is Berliner Allee 65, 86153 Augsburg, Germany. Bernd Förtsch indirectly owns a controlling interest in TubeSolar.

PLAN OF DISTRIBUTION

We are registering the resale by the selling stockholders of up to 2,428,690 shares of our common stock. The selling stockholders and their respective pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other transfer, may, from time to time, sell all or a portion of the shares from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices, by a variety of methods including the following:

•	on any national securities exchange or over-the-counter market on which the common stock may be listed or quoted at the time of sale;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholders or the purchasers of the common stock;

•	block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;
•	in “at the market” offerings to or through market makers into an existing market for the common stock;
•	distribution to employees, members, limited partners, equity holders or stockholders of the selling stockholders;
•	delayed delivery arrangements;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	by pledge to secure debt and other obligations;
•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	short sales;
•	in transactions otherwise than on such exchanges or in the over-the-counter market;
•	through a combination of any such methods; or
•	through any other method permitted under applicable law.

We will pay the expenses incident to the registration and offering of the shares of common stock offered by this prospectus. We have agreed to indemnify the selling stockholders against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act, or, if such indemnity is unavailable, to contribute to amounts required to be paid in respect of such liabilities.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. To the extent that any of the selling stockholders is deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

In connection with the sale of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock covered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners, shareholders or other equity holders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners, shareholders or equity holders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholders, and any other required information.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling stockholders that a pledgee, donee, transferee, distributee, beneficiary or other successors-in-interest intends to sell our shares of common stock, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling stockholders will sell any or all of the shares of common stock under this prospectus. Further, we cannot assure you that the selling stockholders will not transfer, distribute, devise or gift the shares of common stock by other means not described in this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

We have advised each selling stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares of common stock offered by this prospectus.

In order to comply with the securities laws of some states, shares of common stock sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, shares of common stock may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The offering made by this prospectus will terminate on the date that all shares of common stock covered by this prospectus have been sold by the selling stockholders.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ASTI.”

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary describes our common stock and the material provisions of our Certificate of Incorporation, our bylaws, and of the Delaware General Corporation Law (the “DGCL”). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our certificate of incorporation and bylaws. We encourage you to read those documents and the DGCL carefully.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share.

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. Additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Outstanding Capital Stock

As of October 18, 2022, the Company had issued and outstanding:

•	33,930,812 shares of common stock;
•	48,100 shares of Series A preferred stock; and
•	No shares of Series B-1, Series B-2, Series C, Series D, Series D-1, Series E, Series F, Series G, Series H, Series I, Series J, Series J-1 or Series K preferred stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our Board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Our Board is authorized by our charter to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.

Warrants

On August 19, 2022, the Company conducted a private placement in which it entered into a subscription agreement with the selling stockholders for the sale of units (the “Units”) at a fixed price of $5.30 per Unit. Each Unit consists of (i) one share of common stock and (ii) Warrants exercisable for 1.5 shares of common stock. Each Warrant will be exercisable for five years (until August 19, 2027) at an exercise price of $5.30 per one share of common stock. The holder may not exercise the Warrants to the extent that, after giving effect to such exercise, the holder would beneficially own in excess of 9.99% of the shares of common stock outstanding, or, at the holder’s election on not less than 61 days’ notice, 19.99%. The Warrants are exercisable for cash. If, at the time the holder exercises any Warrants, a registration statement registering the issuance of the shares of common stock underlying the Warrants is not then effective or available for the issuance of such shares, then the Warrants may be net exercised on a cashless basis according to a formula set forth in the Warrants.

As of the date of this prospectus there are 1,415,095 Warrants outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our charter and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Board Composition; Removal of Directors and Filling Board Vacancies

Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

Our bylaws authorize only our Board fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board may only be set by a resolution adopted by a majority vote of our entire Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board but promotes continuity of management.

Staggered Board

Our Board is divided into three classes, with one class of directors elected at each year’s annual stockholders meeting. Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders.

Advance Notice Requirements

Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Special Meetings

Our bylaws provide that special meetings of stockholders may only be called at the request of a majority of the Board, and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

Undesignated Preferred Stock

Our charter provides for 25,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in the best interests of our stockholders, our Board could cause shares of convertible preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our charter grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•

at or after the time the stockholder became interested, the business combination was approved by our Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, or the DGCL.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

To the fullest extent permitted by applicable law, our certificate of incorporation also provides that we are authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

Any repeal or modification of provisions of our certificate of incorporation affecting indemnification rights will not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

The bylaws of the Company provide for the broad indemnification by the directors and officers of the Company and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. Any repeal or amendment of provisions of our bylaws affecting indemnification rights will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Company has entered into indemnification contracts with its directors and officers. The Company maintains a policy of directors and officers liability insurance which reimburses the Company for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Company is unable to do so.

The right to indemnification is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Computershare Investor Services.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by Carroll Legal LLC.

EXPERTS

The consolidated financial statements of Ascent Solar Technologies, Inc. as of December 31, 2021 and 2020 incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Haynie & Company, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Ascent Solar Technologies, Inc. to continue as a going concern as described in Note 4 to the consolidated financial statements as of December 31, 2021 and 2020), and have been incorporated by reference in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our web site at www.ascentsolar.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated into this prospectus by reference.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2021 (our “Annual Report”), filed with the SEC on March 14, 2022.
•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2022 and June 30, 2022 (our “Quarterly Reports”), filed with the SEC.
•

Our Current Reports on Form 8-K filed with the SEC on February 2, 2022, February 8, 2022, August 8, 2022, August 12, 2022, August 19, 2022, September 12, 2022, September 22, 2022, and September 27, 2022.

•

The description of our Common Stock obtained in our Registration Statement on Form 8-A filed with the SEC on August 16, 2022, including any amendment or report filed for the purpose of updating such information.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (i) after the date of this prospectus and prior to effectiveness of this registration statement on Form S-3 and (ii) on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any prospectus supplement. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than to the extent the information therein is deemed to have been furnished and not filed in accordance with SEC rules), as well as proxy statements.

We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, Colorado 80241

(720) 872-5000